Exhibit 10.1

CONFIDENTIAL SEPARATION AGREEMENT

This Confidential Separation Agreement (“Agreement”) is made by and between Bally Gaming, Inc. (“Bally”), and Mark Lipparelli (“Employee”) dated as of March 8, 2007.

WHEREAS, Employee was employed by Bally;

WHEREAS, Bally and Employee have mutually agreed to terminate their employment relationship on the terms set forth in this Agreement;

NOW THEREFORE, in consideration of the mutual promises made herein, Bally and Employee (collectively referred to as “the Parties”) hereby agree as follows:

1.             Termination of Employment.  Employee acknowledges that the effective date of Employee’s termination of employment with Bally is April 1, 2007 (“Termination Date”).

2.             Severance Payments.  In consideration of Employee’s execution of this Agreement, Bally agrees to pay Employee his base salary (based upon his rate of pay at the time of termination which is equal to $250,000 per year), less standard withholding and deductions, offset by any income earned by Employee from other employment (if such other employment is with and income is from any company or source who designs, manufactures, markets or sells Gaming Devices) during the period for which payment is made, in accordance with Bally’s normal payroll policies, for the ten (10) month period beginning on May 25, 2007 (coinciding with the end date of the Consultant Agreement between Bally and Employee described in Section 3 below).  For purposes of this Agreement only, “Gaming Devices” shall be defined collectively as gambling machines, gaming devices, reel slot machines, video slot machines, video gaming machines, video lottery terminals, casino hardware and software control systems, and casino accounting and promotional systems, and the design, manufacture, or marketing/sale thereof.

3.             Transition Services.  In consideration of Employee’s execution of this Agreement, Bally and Employee have agreed that Employee will be engaged by Bally as a consultant, in accordance with the terms and conditions of Bally’s standard consulting agreement attached hereto as Exhibit A and incorporated herein by reference (the “Consultant Agreement”).  The term of the Consultant Agreement shall begin on the day after the Termination Date set forth in Section 1 above and continue through May 25, 2007.  Bally agrees to pay Employee $4,807.69 per week during the consulting engagement.  In addition, the Parties agree that any rights to or obligations arising out of the “MIP” bonus and “MIP Continuation” (as defined in Employee’s Employment Offer dated September 23, 2003), including during any non-compete period, shall hereby be revoked and null and void and shall be replaced in its entirety with the payments pursuant to the Consulting Agreement. The Parties also acknowledge that any and all Restricted Stock (as defined in the Plan) issued to Employee in conjunction with the FY 2006 MIP payout will expire as set forth and in accordance with the 2001 Stock Option Plan (the “Plan”).

4.             Non-Compete.  Employee agrees not to compete with Bally during the period beginning on the Termination Date (including during the consultancy period described in Section 3 above and the salary continuation period described in Section 2 above) and continuing through March 31, 2008.  Employee agrees that the scope and duration of the foregoing covenant not to compete are reasonable and fair.  If a court of competent jurisdiction determines that the covenant is vague, overbroad, or unenforceable in any respect, Employee agrees that the covenant may be

enforced to the greatest extent the court deems appropriate and that the court may modify the covenant accordingly.   As used in this Agreement, “compete” means to establish (except as set forth below), engage, or be connected, directly or indirectly, whether as an employee, owner, partner, agent, employer, officer, consultant, advisor, stockholder, or in any other business capacity, for Employee’s own account (except as set forth below) or for the benefit of any person or entity, with any person or entity engaged in a business in competition with the business of Bally in any area where Bally does business; provided, however, that the term does not include beneficial ownership of not more than five (5) percent of the outstanding shares of a corporation with capital stock listed on any national or regional securities exchange or quoted in the daily listing of over-the-counter market securities and in which Employee does not undertake any management or operational or advisory role.  Notwithstanding the non-compete obligations contained in this Section 4, Bally agrees that Employee may establish his own entity or business, so long as Employee is the sole or majority shareholder of such entity or business and no investment or financing of Employee’s entity or business comes from, or services are performed by Employee for, persons or entities, or affiliates thereof, who compete with Bally, and so long as Employee does not on his own behalf or on behalf of any third party, sell, attempt to sell, market, or display at trade shows, any products that compete with Bally during the non-compete period.

5.             Non-Solicitation.  Employee agrees that for the period beginning on the Termination Date and continuing through May 25, 2008, Employee shall not directly or indirectly hire or aid or endeavor to solicit or induce any other employee or consultant of Bally to leave Bally to accept employment of any kind with any other person or entity. Employee also agrees that for the duration of the covenant not to compete described above, Employee will not sell, attempt to sell, market, or provide any products or services to the customers of Bally or its subsidiaries or affiliates or of anyone who has traded or dealt with Bally with respect to any technologies, services, products, trade secrets, or other matters in which Bally does business. In addition, Employee agrees not to interfere with Bally’s relationships with current or prospective employees, suppliers, customers, investors or business partners known or disclosed to employee during the course of his employment with Bally.  Specifically, Employee agrees he will not act in any manner that he knows or reasonably should know will result in damage to the business or reputation of Bally.

6.             Proprietary Information of Bally.  Employee shall continue to maintain the confidentiality of all confidential and proprietary information of Bally in accordance with the terms and conditions of any confidentiality agreements and proprietary information and invention agreements between Employee and Bally.  For purposes of clarification, Employee and Bally agree that the “Intellectual Property” section of Employee’s employment offer letter dated September 26, 2003, shall expressly survive the Termination Date indefinitely, provided, however, that Bally agrees to hereby delete “or during the first six months after your employment with Bally ends for any reason” and “or within six (6) months after your employment with Bally terminates for any reason” from the first and last sentences of that provision, respectively.  Further, the parties acknowledge and agree that the Employee has no pending patents, or patent applications in discussion or under development that Bally would reasonably conclude are the property of Bally.

7.             Release of Claims.  Employee agrees that execution of this Agreement by Employee and Bally represents settlement in full of all outstanding obligations owed to Employee by Bally.  Employee, on behalf of himself, and his respective heirs, executors, and assigns, hereby fully and forever releases Bally and its officers, directors, investors, shareholders, administrators, affiliates, divisions, subsidiaries, predecessor and successor corporations, and assigns, from, and agrees not to sue concerning, any claim, duty, obligation or cause of action relating to any matters of any kind, whether presently known or unknown, suspected or unsuspected, that any of them may possess arising from any omissions, acts or facts that have occurred up until and including the Effective Date of this Agreement, including, without limitation: (a)  any and all claims relating to or arising from Employee’s employment relationship with Bally and the termination of that relationship; (b)  any and all claims for wrongful discharge of employment, including constructive discharge; termination in violation of public policy; harassment; discrimination; breach of contract, both express and implied; breach of a covenant of good faith and fair dealing, both express and implied; promissory estoppel; negligent or intentional infliction of emotional distress; negligent or intentional misrepresentation; negligent or intentional interference with contract or prospective economic advantage; unfair business practices; defamation; libel; slander; negligence; personal injury; assault; battery; invasion of privacy; false imprisonment; and conversion; (c)  any and all claims for violation of any federal, state or municipal statute, including, but not limited to, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Age Discrimination in Employment Act of 1967, the Americans with Disabilities Act of 1990, the Fair Labor Standards Act, the Employee Retirement Income Security Act of 1974, The Worker Adjustment and Retraining Notification Act, Older Workers Benefit Protection Act;  (d)  any and all claims for violation of the federal, or any state, constitution; (e) any and all claims arising out of any other laws and regulations relating to employment or employment discrimination; and (f) any and all claims for attorneys’ fees and costs.  Bally and Employee agree that the foregoing release by Employee set forth in this Section 7 shall be and remain in effect in all respects as a complete general release as to the matters released.  This release does not extend to any obligations incurred under this Agreement.

In consideration of the covenants of Employee contained in this Agreement, and except for any charges, complaints, claims, controversies, demands, rights, disputes and causes of action for any damages as a result of any act or failure to act by Employee constituting a breach of Employee’s fiduciary duties involving intentional misconduct, fraud, or a knowing violation of the law, Bally hereby releases, acquits and forever discharges Employee and his heirs, administrators, executors, and legal representatives and all persons acting by, through, under or in concert with any of them, from any and all charges, complaints, claims, controversies, demands, rights, disputes and causes of action of any nature whatsoever, known or unknown, asserted or unasserted, accrued or not accrued, arising prior to or existing as of the Termination Date, which Bally may have or claim to have against Employee or any of the persons or entities released regarding any matter that arises out of Employee’s employment with Bally.   The foregoing release by Bally shall only apply to claims relating to Employee’s employment with Bally prior to the Termination Date and shall not apply to obligations of Employee after the Termination Date and during the Consultancy Period as specifically provided for in or pursuant to this Agreement and the Consulting Agreement executed concurrently herewith.

8.             Non-Disparagement.  Bally and Employee agree not to publicly or privately, disparage or make any statements (written or oral) that could impugn the integrity, acumen, ethics, or business practices of the other, except to the extent (and only to the extent) necessary in any judicial or arbitration action to enforce the provisions of this Agreement or in connection with any judicial or administrative proceeding to the extent required by applicable law.  Each party agrees to refrain from any defamation, libel or slander of the other, or tortious interference with the contracts and relationships of the other.

9.             Confidentiality.  The Parties agree to maintain in confidence the existence of this Agreement, the contents and terms of this Agreement, and the consideration for this Agreement (hereinafter collectively referred to as “Settlement Information”).  Notwithstanding the foregoing, Employee may disclose the existence and contents of this Agreement solely to prospective investors in Employee’s business or entity described in Section 4 above and solely to prospective employers of Employee with Bally’s prior written consent (such consent to not be unreasonably withheld), provided that such disclosures shall be subject to the restrictions in this Section 9 below and subject to a written non-disclosure agreement, the form of which shall be approved in advance by Bally.  Each Party hereto agrees to take reasonable precaution to prevent disclosure of any Settlement Information to third parties, and each agrees that there will be no publicity, directly or indirectly, concerning any Settlement Information.  The Parties agree to take reasonable precaution to disclose Settlement Information only to those employees, officers, directors, attorneys, accountants, governmental entities, and family members who have a reasonable need to know of such Settlement Information.  Notwithstanding the foregoing or anything to the contrary, this Agreement imposes no obligation on either party with respect to any information (including Settlement Information) which is disclosed pursuant to the lawful request or requirement of a regulatory or other law enforcement agency, provided, however, that, if possible, the disclosing party shall notify the non-disclosing party of the request or requirement so that the non-disclosing party may seek a protective order or take other appropriate action, and provided further that if a protective order or other remedy is not obtained, the disclosing party will disclose only that portion of information that is legally required to be disclosed and will make reasonable efforts to obtain reliable assurance that confidential treatment will be accorded such information.

10.           Injunctive Relief.  The restrictive covenants and other provisions in this Agreement are material inducements to each party entering into and performing its obligations under this Agreement. Each party acknowledges that the other may suffer irreparable injury not readily susceptible of valuation in monetary damages if a party breaches any obligations under this Agreement.  Both parties agree that the other will be entitled, at their option, to injunctive relief against any breach or prospective breach by the other’s obligations under this section in any federal or state court of competent jurisdiction sitting in Nevada, in addition to monetary damages and any other remedies available at law or in equity, including but not limited to termination of Bally’s obligations under this Agreement.  Both parties hereby submit to the jurisdiction of such courts for the purposes of any actions or proceedings instituted by the other to obtain such injunctive relief, and both parties agree that process may be served by registered mail, addressed to the parties last known address, or in any other manner authorized by law.

11.           No Admission of Liability.  No action taken by the Parties hereto, or either of them, either previously or in connection with this Agreement, shall be deemed or construed to be (a) an admission of the truth or falsity of any claims heretofore made, or (b) an acknowledgment or admission by either party of any fault or liability whatsoever to the other party or to any third party.

12.           Costs.  The Parties shall each bear its own costs, attorneys’ fees and other fees incurred in connection with the preparation, negotiation and execution of this Agreement.

13.           Arbitration.  With the exception of any relief in regard to Employee non-competition, any claim or controversy that arises out of or relates to this Agreement, or the breach of it, shall be settled by binding arbitration in the City of Las Vegas, Clark County, Nevada in accordance with the rules then obtaining of the American Arbitration Association and pursuant to Chapter 38 of the Nevada Revised Statutes.  Consent to the exclusive jurisdiction of the State of Nevada for the resolution of any disputes hereunder is a material component of this Agreement.  Judgment upon the award rendered may be entered in any court with jurisdiction.

14.           Authority.  Bally represents and warrants that the undersigned has the authority to act on behalf of Bally and to bind Bally and all who may claim through it to the terms and conditions of this Agreement.  Employee represents and warrants that he has the capacity to act on his own behalf and on behalf of all who might claim through him to bind them to the terms and conditions of this Agreement.

15.           No Other Representations.  Each party represents that it has been advised of its right to consult with an attorney and to seek legal representation of its choosing in the preparation, negotiation and execution of this Agreement, and has carefully read and understands the scope and effect of the provisions of this Agreement.  Neither party has relied upon any representations or statements made by the other party hereto which are not specifically set forth in this Agreement.

16.           Severability.  In the event that any provision hereof becomes or is declared by a tribunal of competent jurisdiction to be illegal, unenforceable or void, this Agreement shall continue in full force and effect without said provision.

17.           Entire Agreement.  This Agreement represents the entire agreement and understanding between Bally and Employee concerning Employee’s separation from Bally, and supersedes and replaces any and all prior agreements and understandings concerning Employee’s relationship with Bally and his compensation by Bally. This Agreement may only be amended in writing signed by Employee and Bally.

18.           Governing Law.  This Agreement will be governed by the laws of the State of Nevada, without reference to its conflict of laws provisions.

19.           Counterparts. This Agreement may be executed in counterparts, and each counterpart shall have the same force and effect as an original and shall constitute an effective, binding agreement on the part of each of the undersigned.

20.           Revocation.  EMPLOYEE ACKNOWLEDGES THAT HE HAS BEEN ADVISED TO CONSULT LEGAL COUNSEL OF HIS OWN CHOOSING AND HAS HAD THE OPPORTUNITY TO DO SO.  Employee shall have a period of twenty-one (21) days from the date of delivery of this Agreement to accept the Agreement, and shall have seven (7) days following the execution of this Agreement during which he may revoke the Agreement by providing Bally with written notice of revocation.  If this Agreement is not revoked by Employee during said seven (7) day period, it shall be deemed accepted.  This Agreement shall not be effective or enforceable until the revocation period has expired.

IN WITNESS WHEREOF, the Parties have executed this Agreement on March 8, 2007.

Bally Gaming, Inc.

By:	/s/ Mark Lerner

Print Name:	Mark Lerner

Title: Senior Vice President, General Counsel and Secretary

Date: March 8, 2007

By:	/s/ Mark Lipparelli
Mark Lipparelli

Date: March 8, 2007